Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070
MEDIA CONTACT: EDDIE TERRELL 864-679-9016
WEB SITE: www.greenvillefirst.com

Greenville First Announces Record Growth For 2004

Assets grow to over $315 million and net income to over $2 million

Greenville, SC, January 20, 2005 –  Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the fourth quarter of 2004 was $704 thousand, or $0.24 per diluted share compared to $342 thousand, or $0.18 per diluted share for the same period in 2003. The company also reported net income for the year ended December 31, 2004 of $2.0 million, or $0.90 per diluted share, a 100% increase when compared to a net income of $1.0 million, or $0.53 per diluted share for the previous year, 2003.

As a result of the $2.0 million in net income in 2004 and the $15.0 million in net proceeds from the secondary stock offering that was completed in October of 2004, the Company’s book value per share increased 63.3%, from $6.49 on December 31, 2003 to $10.60 on December 31, 2004.

Return on average assets for the year ended December 31, 2004 was 0.73% compared to 0.52% for the same period in 2003. Return on average shareholders’ equity in 2004 was 12.37% compared to 9.28% for the same period in 2003. The company’s efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 51.58% during 2004 compared to 59.04% for the year 2003.

“2004 was a year of outstanding growth and exceptional results for our employees and shareholders,” said Art Seaver, President and CEO. “Growing our assets to over $315 million and doubling our earnings to $2 million is evidence that our Client First level of service has been embraced by the Greenville market, and provides us with significant momentum as we expand with two new offices in 2005.”

Total assets grew to $315.8 million as of December 31, 2004 compared to $230.8 million on December 31, 2003, or an increase of 36.8%. Loans were $276.6 million at December 31, 2004, an increase of $70.5 million or 34.2% when compared with $206.1 million at the end of 2003. Deposits grew over 21.2% to $204.8 million on December 31, 2004 compared to $168.9 million on December 31, 2003.

Greenville First celebrated five years of operations on January 10, 2005. The closing stock price on December 31, 2004 was $19.61 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the three months and years ended December 31, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Years
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
(In thousands, except per share amounts)

Summary Results of Operations Data:
Interest income	$4,187	$2,708	$13,965	$9,722
Interest expense	1,624	933	5,317	3,618

Net interest income	2,563	1,775	8,648	6,104
Provision for loan losses	285	300	1,310	1,050

Net interest income after
provision for loan losses	2,278	1,475	7,338	5,054
Noninterest income	214	76	761	422
Noninterest expense	1,357	999	4,853	3,853

Income before taxes	1,135	552	3,246	1,623
Income tax expense	431	210	1,233	617

Net income	$704	$342	$2,013	$1,006

Per Share Data: (2)
Net income, basic	$0.27	$0.20	$1.02	$0.58
Net income, diluted	$0.24	$0.18	$0.90	$0.53
Book value	$10.60	$6.49	$10.60	$6.49
Weighted average number of
shares outstanding:
Basic	2,648	1,725	1,972	1,725
Diluted	2,916	1,900	2,240	1,881

Performance Ratios:
Return on average assets (3)	0.90%	0.62%	0.73%	0.52%
Return on average equity (3)	10.09%	12.06%	12.37%	9.28%
Net interest margin (3)	3.35%	3.30%	3.17%	3.24%
Efficiency ratio (4)	48.87%	53.97%	51.58%	59.04%

Growth Ratios and Other Data:
Percentage change in net income	105.85%		100.10%
Percentage change in diluted net
income per share	33.33%		69.81%

                                                                                                                                               (Continued)

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At December 31,
	2004	2003

Summary Balance Sheet Data:
Assets	$315,811	$230,841
Investment securities	29,163	15,759
Loans (1)	276,630	206,077
Allowance for loan losses	3,717	2,705
Deposits	204,864	168,964
Securities sold under agreement to
repurchase and federal
funds purchased	13,100	9,297
Other borrowed funds	60,660	32,500
Junior subordinate debentures	6,186	6,186
Shareholders' equity	28,079	11,187

Asset Quality Ratios:
Nonperforming assets, past due
and restructured loans to
total loans (1)	0.27%	0.21%
Nonperforming assets, past due
and restructured loans to
total assets	0.24%	0.19%
Net charge-offs year to date to average
total loans (1)	0.12%	0.10%
Allowance for loan losses to
nonperforming loans	502.84%	609.35%
Allowance for loan losses
to total loans (1)	1.34%	1.30%

Capital Ratios:
Average equity to average assets	5.87%	5.57%
Leverage ratio	10.79%	6.09%
Tier 1 risk-based capital ratio	13.13%	7.78%
Total risk-based capital ratio	14.38%	10.24%

Growth Ratios and Other Data:
Percentage change in assets	36.81%
Percentage change in loans (1)	34.24%
Percentage change in deposits	21.25%
Percentage change in equity	151.00%
Loan to deposit ratio (1)	133.22%

(1)	Includes nonperforming loans.
(2)	Adjusted for all years presented giving retroactive effect to a three-for-two common stock split in November 2003.
(3)	Annualized for the three month periods.
(4)	Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.